Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Tucows Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: May 15, 2025

Monega Kapitalanlagegesellschaft mbH

Compound Interest

Partners Fund

Rubicon Stockpicker Fund

Truffle

By:	/s/ Bernhard Funger
Name: Bernhard Funger
Title: Authorized Signatory

By:	/s/ Christian Finke
Name: Christian Finke
Title: Authorized Signatory

/s/ Bernhard Funger
Bernhard Funger

/s/ Christian Finke
Christian Finke

/s/ Finn Thullen
Finn Thullen